Exhibit 5.1

             LEGAL OPINION OF JENKENS & GILCHRIST PARKER CHAPIN LLP

              [Letterhead of Jenkens & Gilchrist Parker Chapin LLP]


                                             December 30, 2004


Strategy International Insurance Group, Inc.
200 Yorkland Blvd., Suite 200
Toronto, Ontario M2J5C1, Canada

Dear Sirs:

         We have examined the Registration Statement on Form SB-2 filed by Strategy International Insurance Group, Inc., a Texas corporation (the "Company") with the Securities and Exchange Commission on December 30, 2004 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to 29,992,207 shares of the Company's common stock, $.001 par value per share (the "Shares").

         The Shares are being registered for resale by certain selling security holders. The Shares being sold by the selling security holders are issuable by the Company pursuant to certain warrants issued on November 16, 2004 by the Company to the selling security holders (the "Warrants").

         In connection with the foregoing, we have examined originals or copies, satisfactory to us, of (i) the Company's Articles of Incorporation, as amended,
(ii) the Company's By-laws, (iii) resolutions adopted by the Company's sole director authorizing the issuance of the Shares and Warrants and (iv) the Warrants. We have also reviewed such other matters of law and examined and relied upon all such corporate records, agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates of officers or other representatives of the Company.

         Based upon and subject to the foregoing, it is our opinion that the Shares, when issued in the manner described in the Registration Statement and in the Warrants, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or
Item 509 of Regulation S-K promulgated under the Act.

                                         Very truly yours,

                                         JENKENS & GILCHRIST PARKER CHAPIN LLP